Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations                Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Announces March and First Quarter 2017 Catastrophe Loss Estimate

NORTHBROOK, Ill., April 20, 2017 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of March 2017 of $516 million, pre-tax ($335 million after-tax), and an estimated $781 million, pre-tax ($508 million after-tax), for first quarter 2017. Catastrophe losses occurring in the first quarter of 2017 comprised 28 events at an estimated cost of $777 million, pre-tax, plus unfavorable reserve reestimates of prior reported catastrophe losses. One severe hail event, primarily affecting the state of Texas in March, accounted for over one-third of the catastrophe losses for the quarter.

Allstate expects to file a current report on Form 8-K with the Securities and Exchange Commission announcing first quarter 2017 results at or after 4:15 p.m. ET on Tuesday, May 2.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Its growth platforms include predictive analytics company Arity and consumer-product protection company SquareTrade. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty.  These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings.  We believe these statements are based on reasonable estimates, assumptions and plans.  However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.  Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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